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                                                                   Exhibit 10.21

                                December 22, 2003

Ms. Elizabeth A. O'Dell
53 Avon Drive
Essex Fells, New Jersey

Dear Liz:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your Employment Agreement with the Company dated as of October 21, 2000 (the "Employment Agreement").

Your Term of Employment, as defined in Paragraph 1 of your Employment Agreement, is due to expire on December 31, 2003. The Term of Employment shall now be extended for an additional three years to December 31, 2006.

In connection with this amendment, the Company shall issue and deliver to you options to purchase 100,000 shares of the Company's common stock at an exercise price of $1.56 per share, which is the fair market value of the stock on December 10, 2003 when the Compensation Committee of the Board approved this award. The options will vest in 36 equal monthly installments and will be subject to the terms of the Company's Amended 1995 Stock Option Plan.

Paragraph 3 of your Employment Agreement ("Compensation") is amended to indicate that your base salary for calendar year 2004 shall be at the rate of $183,872 per annum and that the amount of annual cash bonus you will be eligible to receive at the end of each year of the extended term shall be $20,000.

Paragraph 4 of your Employment Agreement ("Other Benefits") is amended by adding the following new subparagraph C at the end thereof:

         C. Upon a Change in Control (as defined in the Alteon Inc. Change in Control Severance Benefits Plan, effective as of February 27, 1996 (the "Plan")), you will be entitled to all of the benefits to which you would be entitled under the Plan as in effect on the date hereof if a Change in Control occurred on the date hereof, notwithstanding any amendment or termination of the Plan or other action by the Board of Directors of the Company as permitted under the Plan which may affect your entitlement to benefits thereunder after the date hereof.

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Elizabeth O'Dell                                               December 22, 2003
Letter Agreement                                                          Page 2

Paragraph 12 of your Employment Agreement ("Termination Without Cause") is amended to replace the second sentence thereof with the following:

         "In the event (a) the Company elects to terminate this Agreement prior to the end of the Term of Employment, or (b) the Company gives Employee notice of its election not to extend the Term of Employment beyond the expiration of the then current Term of Employment, or (c) by the date which is four months prior to the end of the then current Term of Employment, the Company has not offered to extend the then current Term of Employment, the Company shall continue to pay the Employee the full Salary (exclusive of bonuses, if any) as such Salary would have otherwise accrued, plus medical/health benefits, including life insurance, for a period of 12 months after the effective date of termination."

Paragraph 20 of your Employment Agreement ("General") is amended to include this letter as part of the "entire agreement," with respect to the subject matter of your employment by the Company. Except as modified by this letter, the terms of your Employment Agreement shall remain in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.

                                           Sincerely,

                                           /s/ Kenneth I. Moch
                                           -------------------------------------
                                           President and Chief Executive Officer

Enclosure

Accepted and agreed this
22nd day of December 2003

/s/ Elizabeth A. O'Dell
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Elizabeth A. O'Dell